EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc. (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA  93908

(831) 455-9990

Contact:	Scott D. Scheid, President and Chief Executive Officer Mike Thomsen, Chief Financial Officer

For Immediate Release:

February 28, 2005

SCHEID VINEYARDS INC. REPORTS YEAR END RESULTS

COMMENTS ON EXPECTED PRICES FOR 2005

Salinas, CA - February 28, 2005 - Scheid Vineyards Inc. (Nasdaq: SVIN) announced today its financial results for the year ended December 31, 2004.

Company revenues decreased 11% to $23.6 million in 2004 from $26.4 million in 2003.  Net income for 2004 was $1.3 million, as compared to $3.0 million in 2003.  Earnings per share was $0.25 and $0.56 in 2004 and 2003, respectively.  On a diluted basis, the weighted average shares outstanding were 5.4 and 5.5 million for 2004 and 2003, respectively.  The results include write downs of vineyard improvements in the amount of $0.1 million in 2004 and $1.3 million in 2003.

Scott D. Scheid, President and Chief Executive Officer, said, “For the year 2004, we harvested approximately 19,700 tons of wine grapes, a 5% decrease from the 2003 harvest of 20,700 tons.  This decrease was primarily due to a 5% decrease in the number of producing acres from 2003 to 2004, as approximately 260 acres of under performing vineyards were removed after the harvest of 2003.  Overall yields per acre in 2004 were relatively unchanged from 2003, and the average price per ton received in 2004 decreased 3% from 2003.”

Mr. Scheid continued by stating, “The Company continues to expand the amount of grapes that it processes into bulk wine for sale under wine purchase agreements and on the spot bulk wine market.  The Company crushed approximately 6,400 tons of grapes into bulk wine during the 2004 harvest, as compared to 2,150 tons in 2003, an almost 200% increase.  Bulk wine sales increased to $5,650,000 in 2004, from $1,275,000 in 2003, an over 340% increase.  The Company anticipates that a large portion of the grapes it converts into wine will be processed at its planned winery facility, the Scheid Winery.  It is expected that the Scheid Winery will be in partial operation by the harvest season in the fall of 2005.  By converting grapes into wine, the revenues from those sales are primarily recognized in the fiscal year after the grapes are harvested.”

The Company also commented on the recently released Preliminary Grape Crush Report which covers the 2004 harvest.  The California Department of Food and Agriculture published the Preliminary Grape Crush Report on February 10, 2005 and the Final Grape Crush Report is scheduled to be published on March 10, 2005.  This report is published annually and shows prices paid during the previous year’s harvest for grapes purchased for wine, concentrate, juice, vinegar and beverage brandy by California processors.

Heidi M. Scheid, Senior Vice President, stated, “During the past four years, the contracted prices we have received that are derived from the Crush Report have declined.  Prices for approximately 47% of the Company’s current wine grape production are determined utilizing the Final Grape Crush Report.  For the harvest of 2005, these preliminary prices show both increases and decreases, depending upon the variety.  The most significant changes are in Cabernet Sauvignon, showing a price decrease of 10%; Merlot, showing a decrease of 7%; and Chardonnay, showing a price increase of 3%.”  Ms. Scheid continued, “Although the market is coming more into balance, there are still several grape varieties that continue to be in oversupply.  We anticipate that the prices we will receive for grapes which are currently not contracted, representing about 20% of anticipated production, could be less than the prices we will receive for contracted grapes for some varietals.”

Ms. Scheid commented, “The downward trend in pricing appears to have ceased in most varietals and, according to industry experts, the industry is on an upward trend primarily due to (i) the falling dollar slowing the pace of imports and boosting exports of California products; (ii) the U.S. economy remaining relatively stable; (iii) increasing consumption of wine in the U.S. and, therefore, increasing sales; and (iv) grape supply that has come more into balance with demand.”

Although historically there have not been significant differences in the pricing data reported in the Preliminary and the Final Grape Crush Reports, it is possible that there may be some adjustments to the Company’s expected 2005 grape prices when the Final Report is published on March 10.

Scheid Vineyards Inc. (www.scheidvineyards.com) is a leading independent producer of premium wine grapes and operates approximately 5,600 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

Note:  This press release contains forward-looking statements concerning pricing expectations for the 2005 harvest.  These forward-looking statements can generally be identified as such because the context of the statement will include such words as “believes”, “anticipates”, “expects”, “should be”, or words of similar import.  Similarly, statements that describe the Company’s future operating performance, financial results, plans, objectives or goals are also forward-looking statements.  Such forward-looking statements are subject to certain factors, risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  Such factors, risks and uncertainties include, but are not limited to, (i) success in planting, cultivating and harvesting of existing and new vineyards, including the effects of weather conditions, (ii) the success of the Scheid Winery, (iii) the potential effect on the Company’s vineyards of certain diseases, insects and pests, including the glassy-winged sharpshooter, (iv) effects of variances in grape yields and prices from harvest to harvest due to agricultural, market and other factors and relatively fixed farming costs, (v) success in, and the timing of, future acquisitions, if any, of additional properties for vineyard development and related businesses as well as variability in acquisition and development costs, (vi) consumer demand and preferences for the wine grape varieties produced by the Company, (vii) general health and social concerns regarding consumption of wine and spirits, (viii) the size and growth rate of the California wine industry, (ix) seasonality of the wine grape producing business, (x) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (xi) competition from other producers and wineries, (xii) the Company’s dependence on a small number of clients for the purchase of a substantial portion of the Company’s grape production, (xiii) the availability of financing on terms acceptable to the Company, and (xiv) the Company’s labor relations.  These and other factors, risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including but not limited to, our Form 10-KSB and 10-QSB filings.  Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undo reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2004	2003
REVENUES:
Sales	$22,506	$25,296
Vineyard management, services and other fees	1,118	1,060
Total revenues	23,624	26,356
COST OF SALES	15,372	14,501
GROSS PROFIT	8,252	11,855
General and administrative expenses	4,809	4,313
Selling expenses	537	381
Write-down of vineyard improvements	78	1,269
Interest expense	660	770
Interest income	(61)	(14)
INCOME BEFORE PROVISION FOR INCOME TAXES	2,229	5,136
PROVISION FOR INCOME TAXES	894	2,096
NET INCOME	$1,335	$3,040

NET INCOME PER SHARE:
BASIC	$0.25	$0.56
DILUTED	$0.25	$0.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,388	5,475
DILUTED	5,419	5,475

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